Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Management’s Discussion and Analysis is the Partnership’s analysis of its financial performance, financial condition, and significant trends that may affect future performance. It should be read in conjunction with the consolidated financial statements and notes thereto included in Exhibit 99.3 to this Current Report on Form 8-K. It contains forward-looking statements including, without limitation, statements relating to the Partnership’s plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The Partnership does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Partnership’s disclosures under the heading: “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

BUSINESS ENVIRONMENT AND EXECUTIVE OVERVIEW

Partnership Overview
We are a Delaware limited partnership formed in 2013 by Phillips 66 Company and Phillips 66 Partners GP LLC (our General Partner), both wholly owned subsidiaries of Phillips 66. On August 1, 2015, Phillips 66 Company transferred all of its limited partner interest in us and its 100 percent interest in Phillips 66 Partners GP LLC to its wholly owned subsidiary, Phillips 66 Project Development Inc. We are a growth-oriented master limited partnership formed to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids (NGL) pipelines and other transportation and midstream assets. On July 26, 2013, we completed our initial public offering (the Offering), and our common units trade on the New York Stock Exchange under the symbol PSXP.

2016 Developments

•
Initial Fractionator Acquisition. On March 1, 2016, we acquired a 25 percent controlling interest in Phillips 66 Sweeny Frac LLC (Sweeny Frac LLC) for total consideration of $236 million, consisting of the assumption of a $212 million note payable to a subsidiary of Phillips 66 and the issuance of common and general partner units to Phillips 66 (the Initial Fractionator Acquisition). Sweeny Frac LLC owns the newly constructed Sweeny NGL Fractionator and Clemens Caverns NGL storage facility. In September 2015, operations began at the Clemens Caverns, an NGL salt dome storage facility located near Brazoria, Texas; and in December 2015, the Sweeny NGL Fractionator (Sweeny Frac) became operational.

•
Subsequent Fractionator Acquisition. On May 10, 2016, we acquired the remaining 75 percent interest in Sweeny Frac LLC and 100 percent of Standish Pipeline for total consideration of $775 million (the Subsequent Fractionator Acquisition). Total consideration consisted of the assumption of $675 million of notes payable to a subsidiary of Phillips 66 and the issuance of common and general partner units to Phillips 66. We refer to the assets acquired in the Initial and Subsequent Fractionator Acquisitions as the "Acquired Assets." The assumed notes were immediately paid down to a remaining balance of $19.4 million using the proceeds of a public unit offering. See Note 23—Subsequent Events, in the Notes to Consolidated Statements, for additional information.

2015 Developments

•
Bayou Bridge Joint Venture Acquisition. On December 1, 2015, we acquired Phillips 66’s 40 percent interest in Bayou Bridge Pipeline, LLC (Bayou Bridge Pipeline) for total consideration of approximately $69.6 million, consisting of the assumption of a $34.8 million note payable to Phillips 66 that was immediately paid in full and the issuance of common and general partner units to Phillips 66. In April 2016, commercial operations commenced on the first segment of the pipeline from Nederland, Texas, to Lake Charles, Louisiana.

•
Sweeny NGL Fractionator. In December 2015, operations began at the Sweeny Frac. Sweeny Frac is located within Phillip 66's Sweeny refinery complex and supplies purity ethane and liquefied petroleum gas. Raw NGL supply to the fractionator is delivered from nearby major pipelines, including the Sand Hills pipeline.

•
Cross-Channel Connector Products System Project. In October 2015, the Cross-Channel Connector Products System began providing shippers with a connection from our Pasadena terminal to third-party systems with water access on the Houston Ship Channel.

•	Clemens Caverns. In September 2015, the Clemens Caverns, an NGL salt dome storage facility located near Brazoria, Texas, became operational. Sweeny Frac is supported by these caverns.

•	Eagle Ford Gathering System Project. In September 2015, full operations commenced at our crude oil gathering system connecting Eagle Ford production to third-party pipelines.

•
Sand Hills/Southern Hills/Explorer Equity Investment Acquisition. On March 2, 2015, we acquired Phillips 66’s one-third equity interests in DCP Sand Hills Pipeline, LLC (Sand Hills) and DCP Southern Hills Pipeline, LLC (Southern Hills), as well as Phillips 66’s 19.46 percent equity interest in Explorer Pipeline Company (Explorer).

•	Issuance of Senior Notes. On February 23, 2015, we closed on a public offering of unsecured senior notes in an aggregate principal amount of $1.1 billion (Notes Offering).

•	Issuance of Common Units. On February 23, 2015, we closed on a public offering of 5,250,000 common units for total proceeds (net of underwriting discounts) of $384.5 million (Units Offering).

•
Formation of Bakken Joint Ventures. On January 16, 2015, we closed on the formation of two joint ventures with Paradigm Energy Partners LLC (Paradigm). We contributed cash and a North Dakota crude oil rail terminal growth project previously acquired from Phillips 66.

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines, and terminaling and storing crude oil, refined petroleum products and NGL at our terminals, rail racks and storage facilities. In addition, we also generate revenue from the fractionation of NGL. Our equity affiliates generate revenue primarily from transporting NGL and refined petroleum products. Since we do not own any of the crude oil, refined petroleum products and NGL we handle, and do not engage in the trading of these commodities, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

We have multiple commercial agreements with Phillips 66, including transportation services agreements, terminal services agreements, storage services agreements, rail terminal services agreements and a fractionation services agreement. Under these long-term, fee-based agreements, we provide transportation, terminaling, storage, rail terminal and fractionation services to Phillips 66, and Phillips 66 commits to provide us with minimum quarterly throughput volumes of NGL, crude oil and refined petroleum products or minimum monthly capacity or service fees. We believe these agreements promote stable and predictable cash flows and they are the source of a substantial portion of our revenue. We also have several other agreements with Phillips 66, including an amended omnibus agreement and an operational services agreement. See Note 21—Related Party Transactions, in the Notes to Consolidated Financial Statements, for a summary of the terms of these agreements.

Basis of Presentation
See the “Basis of Presentation” section of Note 1—Business and Basis of Presentation, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for important information on the content and comparability of our historical financial statements.

The Initial Fractionator Acquisition and Subsequent Fractionator Acquisition (collectively, the Acquisitions) were transfers of businesses between entities under common control, which are required to be accounted for as if the transfers had occurred at the beginning of the period of transfer, with financial statements for prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial information has been retrospectively adjusted to include the historical results and financial position of the Acquired Assets prior to the effective dates of such acquisitions. See Note 4—2016 Acquisitions, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for additional information.

Executive Overview
Net income and net income attributable to the Partnership were $189.2 million and $194.2 million, respectively, in 2015. We generated cash from operations of $243.6 million, and we raised $2,177.1 million from the issuance of debt and equity. This cash was primarily used to fund strategic acquisitions of businesses and assets, pay off notes to affiliates, fund capital expenditures, and make quarterly cash distributions to our unitholders and General Partner. As of December 31, 2015, we had cash and cash equivalents of $50.3 million, total debt of $2,054.7 million, and unused capacity under our revolving credit facility of $500.0 million.

Our 2015 operations and strategic initiatives demonstrated our continuing focus on our business strategies:

•
Maintain safe and reliable operations. We are committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe to be key components in generating stable cash flows. We strive for operational excellence by utilizing Phillips 66’s existing programs to integrate health, occupational safety, process safety and environmental principles throughout our business with a commitment to continuous improvement. We continue to employ Phillips 66’s rigorous training, integrity and audit programs to drive ongoing improvements in both personal and process safety as we strive for zero incidents. Controlling operating expenses and overhead costs, within the context of our commitment to safety and environmental stewardship, is a high priority. We actively monitor these costs using various methodologies that are reported to senior management. We are committed to protecting the environment and strive to reduce our environmental footprint throughout our operations.

•
Focus on fee-based businesses supported by contracts with minimum volume commitments and inflation escalators. We are focused on generating stable and predictable cash flows by providing fee-based transportation and midstream services to Phillips 66 and third parties. We have multiple long-term, fee-based commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements will substantially mitigate volatility in our cash flows by reducing our direct exposure to commodity price fluctuations.

•
Grow through strategic acquisitions. We plan to pursue strategic acquisitions of assets from Phillips 66 and third parties. We believe Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it currently owns or that it may acquire or develop in the future. We also may have opportunities to pursue the acquisition or development of additional assets jointly with Phillips 66.

•
Optimize existing assets and pursue organic growth opportunities. We will seek to enhance the profitability of our existing assets by pursuing opportunities to increase throughput and storage volumes, as well as by managing costs and improving operating efficiencies. We also intend to consider opportunities to increase revenue on our pipeline, terminal, rail rack and storage systems by evaluating and capitalizing on organic expansion projects that may arise in the markets we serve.

How We Evaluate Our Operations
Our management uses a variety of financial and operating metrics to analyze our performance, including: (1) volumes handled (including pipeline throughput, terminaling throughput, fractionation throughput and storage volumes); (2) operating and maintenance expenses; (3) net income (loss) before net interest expense, income taxes, depreciation and amortization (EBITDA); (4) adjusted EBITDA; and (5) distributable cash flow.

Volumes Handled
The amount of revenue we generate primarily depends on the volumes of crude oil, refined petroleum products and NGL that we handle in our pipeline, terminal, rail rack, storage and NGL fractionator systems. In addition, our equity affiliates generate revenue from transporting NGL, crude oil and refined petroleum products. These volumes are primarily affected by the supply of, and demand for, NGL, crude oil and refined petroleum products in the markets served directly or indirectly by our assets, as well as the operational status of the refineries served by our assets. Phillips 66 has committed to minimum throughput volumes under many of our commercial agreements.

Operating and Maintenance Expenses
Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses primarily consist of labor expenses (including contractor services), utility costs, and repair and maintenance expenses. These expenses generally remain relatively stable across broad ranges of throughput volumes, but can fluctuate from period to period depending on the mix of activities, particularly maintenance activities, performed during that period. Although we seek to manage our maintenance expenditures on our facilities to avoid significant variability in our quarterly cash flows, we balance this approach with our high standards of safety and environmental stewardship, such that critical maintenance is performed regularly.

Our operating and maintenance expenses are also affected by volumetric gain/loss resulting from variances in meter readings and other measurement methods, as well as volume fluctuations due to pressure and temperature changes. Under certain commercial agreements with Phillips 66, the value of any NGL, crude oil or refined petroleum product volumetric gain/loss is determined by reference to the monthly average reference price for the applicable commodity. Any gains and losses under these provisions decrease or increase, respectively, our operating and maintenance expenses in the period in which they are realized. These contractual volumetric gain/loss provisions could increase variability in our operating and maintenance expenses.

EBITDA, Adjusted EBITDA and Distributable Cash Flow
We define EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, attributable to both the Partnership and our Predecessors.

Adjusted EBITDA is the EBITDA directly attributable to the Partnership after deducting the EBITDA attributable to our Predecessors, further adjusted for:

•	The difference between cash distributions received and equity earnings from our affiliates.

•	Transaction costs associated with acquisitions.

•	Certain other noncash items, including expenses indemnified by Phillips 66.

Distributable cash flow is defined as adjusted EBITDA less net interest, maintenance capital expenditures and income taxes paid, plus adjustments for deferred revenue impacts and prefunded maintenance capital expenditures.

EBITDA, adjusted EBITDA and distributable cash flow are not presentations made in accordance with accounting principles generally accepted in the United States (GAAP). EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may find useful to assess:

•
Our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and adjusted EBITDA, financing methods.

•	The ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders.

•	Our ability to incur and service debt and fund capital expenditures.

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most directly comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Business Environment
We generate revenue primarily from long-term, fee-based agreements with Phillips 66. These agreements are intended to promote cash flow stability and minimize our direct exposure to commodity price fluctuations. In addition, our equity affiliates generate revenue primarily from transporting NGL and refined petroleum products. Although there has been a sustained decline in commodity prices, because we do not take ownership of the crude oil, refined petroleum products and NGL that we transport, store and fractionate for our customers, and we do not engage in the trading of any commodities, our direct exposure to commodity price fluctuations is limited to the loss allowance provisions in our tariffs and the volumetric gain/loss calculations included in our commercial agreements with Phillips 66 and other customers. We also have indirect exposure to commodity price fluctuations to the extent such fluctuations affect the shipping and terminaling patterns of Phillips 66 or our other customers.

Our throughput volumes depend primarily on the volume of crude oil processed and refined petroleum products produced at Phillips 66’s owned or operated refineries with which our assets are integrated, which in turn is primarily dependent on Phillips 66’s refining margins and maintenance schedules. Refining margins depend on the cost of crude oil or other feedstocks and the price of refined petroleum products. These prices are affected by numerous factors beyond our or Phillips 66’s control, including the domestic and global supply of and demand for crude oil and refined petroleum products. Our equity investment throughput volumes depend primarily on upstream drilling activities, market performance and product supply and demand.

While we believe we have substantially mitigated our indirect exposure to commodity price fluctuations through the minimum volume commitments in our commercial agreements with Phillips 66 during the respective terms of those agreements, our ability to execute our growth strategy in our areas of operation will depend, in part, on the availability of attractively priced crude oil in the areas served by our crude oil pipelines and rail racks, demand for refined petroleum products in the markets served by our refined petroleum product pipelines and terminals, and the general demand for midstream services, including NGL transportation and fractionation.

RESULTS OF OPERATIONS

	Millions of Dollars
	Year Ended December 31
	2015*	2014*	2013*
Revenues
Operating revenues—related parties	$290.5	238.6	190.7
Operating revenues—third parties	5.0	6.1	5.2
Equity in earnings of affiliates	77.1	—	—
Other income	5.4	0.1	0.2
Total revenues and other income	378.0	244.8	196.1

Costs and Expenses
Operating and maintenance expenses	85.2	55.1	61.0
Depreciation	26.2	16.8	15.0
General and administrative expenses	31.1	27.4	19.0
Taxes other than income taxes	12.0	4.5	4.9
Interest and debt expense	33.9	5.3	0.3
Other expenses	0.1	0.1	0.1
Total costs and expenses	188.5	109.2	100.3
Income before income taxes	189.5	135.6	95.8
Provision for income taxes	0.3	0.9	0.5
Net Income	189.2	134.7	95.3
Less: Net income (loss) attributable to Predecessors	(5.0)	18.7	66.4
Net income attributable to the Partnership	194.2	116.0	28.9
Less: General Partner’s interest in net income attributable to the Partnership	41.0	8.3	0.6
Limited partners’ interest in net income attributable to the Partnership	$153.2	107.7	28.3

Net cash provided by operating activities	$243.6	154.1	96.5

Adjusted EBITDA	$266.1	140.6	32.3

Distributable cash flow	$228.2	128.2	30.4
*Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.

	Year Ended December 31
	2015	2014	2013
	Thousands of Barrels Daily
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly Owned Pipelines
Crude oil	289	286	272
Refined products*	508	459	423
Total*	797	745	695

Selected Joint Venture Pipelines(2)
Natural gas liquids	236	—	—

Terminals
Terminaling throughput and storage volumes(3)
Crude oil(4)	519	477	383
Refined products	435	430	391
Total	954	907	774

Revenue Per Barrel (dollars)
Average pipeline revenue per barrel(5)*	$0.49	0.53	0.53
Average terminaling and storage revenue per barrel	0.40	0.30	0.22
* Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3)Terminaling throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4)Crude oil terminals include Bayway and Ferndale rail rack volumes.
(5) Excludes average pipeline revenue per barrel from equity affiliates.

The following tables present reconciliations of EBITDA and adjusted EBITDA to net income, and EBITDA and distributable cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measures, for each of the periods indicated.

	Millions of Dollars
	Year Ended December 31
	2015*	2014*	2013*
Reconciliation to Net Income
Net income	$189.2	134.7	95.3
Plus:
Depreciation	26.2	16.8	15.0
Net interest expense	33.6	5.2	0.1
Provision for income taxes	0.3	0.9	0.5
EBITDA	249.3	157.6	110.9
Distributions in excess of equity earnings	12.1	—	—
Expenses indemnified or prefunded by Phillips 66	1.9	1.6	0.1
Transaction costs associated with acquisitions	2.2	2.7	0.4
EBITDA attributable to Predecessors	0.6	(21.3)	(79.1)
Adjusted EBITDA	266.1	140.6	32.3
Plus:
Deferred revenue impacts**	4.4	1.0	0.2
Phillips 66 prefunded maintenance capital expenditures	—	1.9	0.7
Less:
Net interest	34.3	3.2	0.1
Income taxes paid	0.3	0.2	—
Maintenance capital expenditures	7.7	11.9	2.7
Distributable Cash Flow†	$228.2	128.2	30.4
* Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.
**Difference between cash receipts and revenue recognition.
† Although distributable cash flow is a liquidity measure, it is presented in this reconciliation to net income as supplemental information.

	Millions of Dollars
	Year Ended December 31
	2015*	2014*	2013*
Reconciliation to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$243.6	154.1	96.5
Plus:
Net interest expense	33.6	5.2	0.1
Provision for income taxes	0.3	0.9	0.5
Changes in working capital	(14.3)	(1.1)	12.7
Undistributed equity earnings	0.1	—	—
Accrued environmental costs	(0.8)	—	1.1
Other**	(13.2)	(1.5)	—
EBITDA	249.3	157.6	110.9
Distributions in excess of equity earnings	12.1	—	—
Expenses indemnified or prefunded by Phillips 66	1.9	1.6	0.1
Transaction costs associated with acquisitions	2.2	2.7	0.4
EBITDA attributable to Predecessors	0.6	(21.3)	(79.1)
Adjusted EBITDA	266.1	140.6	32.3
Plus:
Deferred revenue impacts†	4.4	1.0	0.2
Phillips 66 prefunded maintenance capital expenditures	—	1.9	0.7
Less:
Net interest	34.3	3.2	0.1
Income taxes paid	0.3	0.2	—
Maintenance capital expenditures	7.7	11.9	2.7
Distributable Cash Flow	$228.2	128.2	30.4
* Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.
**Primarily deferred revenue impacts.
† Difference between cash receipts and revenue recognition.

Minimum Volume Commitments
Under certain of our transportation services agreements, if Phillips 66 fails to transport a minimum throughput volume during any quarter, then Phillips 66 will pay us a deficiency payment based on the calculation described in the agreement. Billings to Phillips 66 for these shortfall volumes are recorded as “Deferred revenues—related parties” on our consolidated balance sheet, as Phillips 66 generally has the right to make up the shortfall volumes in the following four quarters. The deferred revenue is recognized at the earlier of the quarter in which Phillips 66 makes up the shortfall volumes or the expiration of the period in which Phillips 66 is contractually allowed to make up the shortfall volumes.

Detail on these transportation-based deferred revenues follows.

	Millions of Dollars
	Years Ended December 31
	2015	2014	2013

Deferred revenues—beginning of period	$0.6	—	—
Quarterly deficiency payments(1)	9.2	6.4	—
Quarterly deficiency make-up/expirations(2)	(5.4)	(5.8)	—
Deferred revenues—end of period	$4.4	0.6	—
(1) Cash received with deferred revenue recognition.
(2) Revenue recognized on cash previously received.

Statement of Income Analysis

2015 vs. 2014

Operating revenues increased $50.8 million, or 21 percent, in 2015. The increase was primarily attributable to additional terminaling revenues from the Bayway and Ferndale rail racks, which we acquired in December 2014, and additional pipeline volumes from the Cross-Channel Connector Products System, which was also acquired in December 2014. There were also additional pipeline volumes from the Eagle Ford Gathering System, which began phase one of operations in January 2015. The Sweeny Frac became operational in December 2015 and the Clemens Caverns began commercial operations in September 2015. There was also a benefit from increased storage revenues attributable to the Medford Spheres, which began operations in March 2014.

Equity in earnings of affiliates increased $77.1 million due to the acquisition of the equity interests in Sand Hills, Southern Hills and Explorer in March 2015.

Other income increased $5.3 million primarily due to receiving contractual make-whole payments associated with the transfer of a co-venturer’s interests in Sand Hills and Southern Hills to DCP Midstream, LLC.

Operating expense and maintenance expenses increased $30.1 million, or 55 percent, in 2015. The increase was primarily due to the ramp up of operations related to the Sweeny Frac and Clemens Caverns, as well as costs associated with the assets acquired in the fourth quarter of 2014 and cleanup costs associated with a diesel fuel release in April 2015 on our pipeline that transports products from the Hartford Terminal to a dock on the Mississippi River. The increase was partially offset by lower maintenance costs.

Depreciation increased $9.4 million, or 56 percent, in 2015, primarily due to depreciation associated with the Bayway and Ferndale rail racks, which commenced operations in the second half of 2014 and the Sweeny Frac and Clemens Caverns, which fully commenced operations in the fourth quarter of 2015.

General and administrative expenses increased $3.7 million, or 14 percent, in 2015, primarily reflecting increased administrative support costs associated with the Acquired Assets.

Taxes other than income taxes increased $7.5 million in 2015, reflecting asset acquisitions.

Interest and debt expense increased $28.6 million in 2015, primarily due to the issuance of $1.1 billion in aggregate principal amount of senior notes in February 2015. See Note 12—Debt, in the Notes to Consolidated Financial Statements, for additional information.

2014 vs. 2013

Operating revenues increased $48.8 million, or 25 percent, in 2014, primarily attributable to:

•
Higher terminaling and storage volumes and rates resulting from the terminal and storage services agreements entered into with Phillips 66 in connection with the Offering and the Gold Line/Medford Acquisition.

•	Additional storage revenues from the Medford Spheres, which commenced operations in March 2014.

•	Additional terminaling revenues from the Bayway and Ferndale rail racks, which commenced operations in August and November 2014, respectively.

•	Higher pipeline tariff rates on our pipelines.

•
Higher pipeline throughput volumes primarily on our Sweeny to Pasadena Products System, driven by higher volumes shipped from the Sweeny Refinery; as well as, higher pipeline throughput volumes on our Standish Pipeline, driven by higher volumes shipped from the Ponca City Refinery in 2014. These increases were partially offset by lower pipeline throughput volumes on our Gold Line Products System due to lower volumes shipped from the Borger Refinery in 2014.

Depreciation increased $1.8 million, or 12 percent, in 2014, primarily due to additional depreciation associated with the Medford Spheres, which commenced operations in March 2014, and the Bayway and Ferndale rail racks, which commenced operations in August and November 2014, respectively. In addition, the increase in 2014 included asset retirements on our Gold Line Products System and Clifton Ridge Crude System.

General and administrative expenses increased $8.4 million, or 44 percent, in 2014, primarily reflecting a full year of incremental expenses associated with operating as a stand-alone publicly traded partnership after the Offering, including audit fees, director fees, insurance costs for directors and officers, and incremental employee costs. Additionally, the increase in 2014 reflected transaction costs, including legal, advisory and audit fees, associated with the 2014 acquisitions.

Interest and debt expense increased $5.0 million in 2014, primarily due to the notes payable assumed in the first and fourth quarters of 2014 associated with the acquisitions of the Gold Line/Medford Assets, the Bayway/Ferndale/Cross-Channel Assets and the Palermo Rail Terminal project. See Note 12—Debt, in the Notes to Consolidated Financial Statements, for additional information.

CAPITAL RESOURCES AND LIQUIDITY
Significant Sources of Capital
Our sources of liquidity include cash generated from operations, borrowings from related parties and under our revolving credit facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements, and make our quarterly cash distributions.

Operating Activities
During 2015, cash of $243.6 million was provided by operating activities, a 58 percent improvement over cash from operations of $154.1 million in 2014. The improvement was mainly driven by distributions from our equity affiliates that were acquired in March 2015 and higher revenues from assets that commenced operations in the second half of 2014. These increases were partially offset by higher interest and debt expense and increased operating and maintenance expenses.

During 2014, cash of $154.1 million was provided by operating activities, a 60 percent improvement over cash from operations of $96.5 million in 2013. The improvement was driven by higher revenues and favorable working capital impacts, partially offset by higher general and administrative expenses and interest and debt expense. Favorable working capital impacts in 2014, compared with 2013, primarily reflected the payment of accrued environmental costs in 2013, and increased accounts payable and accrued interest in 2014.

Senior Notes
In February 2015, we issued, through a public offering, $1.1 billion of debt consisting of:

•	$300 million of 2.646% Senior Notes due February 15, 2020.

•	$500 million of 3.605% Senior Notes due February 15, 2025.

•	$300 million of 4.680% Senior Notes due February 15, 2045.

Total proceeds (net of underwriting discounts) received from the Notes Offering were $1,092.0 million. We utilized a portion of the net proceeds to partially fund the acquisition of the Sand Hills, Southern Hills and Explorer equity investments. In addition, we used a portion of the proceeds to repay three notes payable to a subsidiary of Phillips 66. Interest on each series of senior notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2015. Our senior unsecured long-term debt has been rated investment grade by Standard & Poor’s Rating Services (BBB) and Moody’s Investor Services (Baa3).

Common Units
In February 2015, we issued an aggregate of 5,250,000 common units representing limited partner interests to the public at a price of $75.50 per common unit. We received proceeds (net of underwriting discounts) from the Units Offering of $384.5 million. We utilized a portion of the net proceeds from the Units Offering to partially fund the acquisition of the Sand Hills, Southern Hills and Explorer equity investments and to repay amounts outstanding under our revolving credit facility. We used the remaining proceeds to fund expansion capital expenditures and for general partnership purposes.

In May 2016, we issued an aggregate of 12,650,000 common units representing limited partner interests to the public at a price of $52.40 per common unit. We received proceeds (net of underwriting discounts) from the offering of $655.6 million. We utilized the net proceeds to partially repay the notes payable assumed in the Subsequent Fractionator Acquisition.

Revolving Credit Facility
In November 2014, we entered into a first amendment (the Amendment) to our revolving credit agreement (the Credit Agreement) with several commercial lending institutions (the Credit Agreement and the Amendment are referred to as the Amended Credit Agreement). The Amendment increased the available amount to $500 million and extended the termination date to November 21, 2019. We have the option to increase the overall capacity of the Amended Credit Agreement by up to an additional $250 million for a total of $750 million, subject to, among other things, the consent of the existing lenders whose commitments will be increased or any additional lenders providing such additional capacity.

We also have the option to extend the Amended Credit Agreement for two additional one-year terms after November 21, 2019, subject to, among other things, the consent of the lenders holding the majority of the commitments and of each lender extending its commitment.

Outstanding borrowings under the Amended Credit Agreement bear interest, at our option, at either: (a) the Eurodollar rate in effect from time to time plus the applicable margin; or (b) the reference rate (as described in the Amended Credit Agreement) plus the applicable margin. Prior to our obtaining credit ratings, if any, the pricing levels for the commitment fee and interest-rate margins are determined based on the ratio of total debt as of such date to EBITDA (as described in the Amended Credit Agreement) for the prior four fiscal quarters (debt-to-EBITDA). With an investment grade credit rating, the pricing levels are determined based on the credit ratings in effect from time to time. The Amendment modifies the debt-to-EBITDA covenant such that, prior to our obtaining an investment grade rating, the debt-to-EBITDA ratio must be not greater than 4.0 to 1.0 as of the last day of each fiscal quarter (and 4.5 to 1.0 during the specified period following certain acquisitions). With an investment grade rating, the debt-to-EBITDA ratio reverts back to the pre-Amendment requirement of it being not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (and 5.5 to 1.0 during the specified period following certain acquisitions). If an event of default occurs under the Amended Credit Agreement and is continuing, the lenders may terminate their commitments and declare the amount of all outstanding borrowings, together with accrued interest and all fees, to be immediately due and payable. During the first quarter of 2015, we repaid all amounts borrowed under our revolving credit facility. No amounts were outstanding at December 31, 2015.

Notes Payable
In March 2014, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the acquisition of the Gold Line Pipeline and Medford Spheres pursuant to which we assumed a 5-year, $160 million note payable, due February 28, 2019, to a subsidiary of Phillips 66. Interest on the note payable was at a fixed rate of 3.0 percent per annum.

In December 2014, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the acquisition of the Bayway, Ferndale and Cross-Channel Connector assets pursuant to which we assumed a 5-year, $244 million note payable, due December 1, 2019, to a subsidiary of Phillips 66. Interest on the note payable was at a fixed rate of 3.1 percent per annum. We also entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the acquisition of Phillips 66’s interests in the Palermo Rail Terminal project pursuant to which we assumed a 5-year, $7.6 million note payable to a subsidiary of Phillips 66. Interest on the note is payable quarterly at a fixed rate of 2.9 percent per annum.

During the first quarter of 2015, we repaid all amounts borrowed under these notes to Phillips 66’s subsidiaries.

On March 1, 2016, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the Initial Fractionator Acquisition pursuant to which we assumed a 5-year, $212 million note payable, due October 1, 2020, to a subsidiary of Phillips 66. Interest on the note is payable quarterly at a fixed rate of 3.0 percent per annum. Our debt balances have been retrospectively adjusted to reflect this note.

On May 10, 2016, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the Subsequent Fractionator Acquisition pursuant to which we assumed three 5-year notes in the amount of $675 million due October 1, 2020, to a subsidiary of Phillips 66. Interest on the notes is payable quarterly at a fixed rate of 3.0 percent per annum. Our debt balances have been retrospectively adjusted to reflect these notes. The assumed notes were immediately paid down to a remaining balance of $19.4 million using the proceeds of a public unit offering.  See Note 23—Subsequent Events, in the Notes to Consolidated Financial Statements, for additional information on the unit offering.

Predecessor Funding
During the three-year period ended December 31, 2015, Phillips 66 provided parent-company funding to our Predecessors of $180.2 million. The majority of these parent-company contributions related to the capital funding requirements for the construction of the Sweeny NGL fractionator and Clemens storage caverns.

Shelf Registration
We have a universal shelf registration statement on file with the U.S. Securities and Exchange Commission (the SEC) under which we, as a well-known seasoned issuer, have the ability to issue and sell an indeterminate amount of common units representing limited partner interests and debt securities.

Off-Balance Sheet Arrangements
We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Capital Requirements

Acquisitions
During 2016, 2015 and 2014 we completed several major acquisitions, including:

•	The May 2016 acquisition of the remaining 75 percent interest in Sweeny Frac LLC and 100 percent interest in Standish Pipeline.

•	The March 2016 acquisition of a 25 percent controlling interest in Sweeny Frac LLC.

•	The December 2015 acquisition of Phillips 66’s 40 percent interest in Bayou Bridge Pipeline.

•	The March 2015 acquisition of Phillips 66’s one-third equity interests in Sand Hills and Southern Hills and its 19.46 percent equity interest in Explorer.

•	The December 2014 acquisition of Phillips 66’s Bayway and Ferndale rail racks.

•	The March 2014 acquisition of Phillips 66’s Gold Line and Medford assets.

See Note 4—2016 Acquisitions, Note 5—Acquisitions, Note 6—Equity Investments and Note 19—Cash Flow Information, in the Notes to Consolidated Financial Statements, for additional information on our acquisitions, including consideration paid and the cash and noncash elements of the transactions.

Capital Expenditures and Investments
Our operations can be capital intensive, requiring investments to expand, upgrade, maintain or enhance existing operations and to meet environmental and operational requirements of our wholly owned and equity affiliated entities. Our capital requirements consist of maintenance capital expenditures and expansion capital expenditures, including contributions to our joint ventures. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. In contrast, expansion capital expenditures are those made to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities to grow our business, including contributions to joint ventures that are using the contributed funds for such purposes.

Our capital expenditures and investments for the years ended December 31, 2015, 2014 and 2013 were:

	Millions of Dollars
	2015	2014	2013

Capital expenditures and investments attributable to Predecessors*	$611.0	588.2	112.2

Capital expenditures and investments attributable to the Partnership
Expansion	197.3	54.2	1.2
Maintenance	7.7	11.9	2.7
Total	205.0	66.1	3.9
Total capital expenditures and investments*	$816.0	654.3	116.1
*Capital expenditures have been retrospectively adjusted for the Subsequent Fractionator Acquisition.

Our capital expenditures and investments for the year ended December 31, 2015, were $816.0 million, primarily associated with the following activities:

•	Construction of Sweeny Frac and Clemens Caverns.

•	Acquisition of Phillips 66’s interest in Bayou Bridge Pipeline.

•
Shared construction costs of the joint venture projects with Paradigm, including construction of the Palermo Rail Terminal, the Sacagawea Pipeline, a crude oil storage terminal and a central delivery facility in North Dakota.

•	Construction, completion and start up of the Eagle Ford Gathering System.

•	Contributions to our Sand Hills joint venture.

•	Reactivation and expansion of the Cross-Channel Connector Products System.

Our capital expenditures and investments for the year ended December 31, 2014, were $654.3 million, reflecting:

•	Construction of Sweeny Frac and Clemens Caverns.

•	Construction of rail racks to accept crude deliveries at the Bayway and Ferndale refineries.

•	Construction and acquisition costs associated with the Palermo Rail Terminal project.

•	Acquisition costs associated with the Eagle Ford Gathering System project.

•	Reactivation of the Cross-Channel Connector Products System.

•	Replacement of buried piping with above-ground piping on our Clifton Ridge Crude System.

•
Engineering and survey work in preparation for the construction of a new tank and installation of enhanced equipment at our Hartford terminal, as well as the reactivation of a portion of the Hartford connector pipeline to a new connection point to increase available capacity.

Our capital expenditures and investments for the year ended December 31, 2013, were $116.1 million, reflecting:

•	Construction of rail racks to accept crude deliveries at the Bayway and Ferndale refineries.

•	Construction of two refinery-grade propylene storage spheres at Medford, Oklahoma.

•
Returning an idled tank back to service, activating an additional bay at the truck rack, and commissioning biodiesel blending services at our Hartford terminal, thereby increasing the terminal’s available capacity.

•	Expansion of ethanol storage capacity at our Wichita terminal.

•	Construction of Sweeny Frac and Clemens Caverns.

We have forecasted capital expenditures and investments to be approximately $314 million for the year ending December 31, 2016. Of that amount, $300 million is allocated to growth projects and $14 million is targeted for maintenance capital spending. The forecasted capital expenditures and investments are primarily directed toward spending on:

•	Shared construction costs of the Sacagawea Pipeline, a crude oil storage terminal and a central delivery facility in North Dakota within our Bakken joint ventures.

•	Construction of the first segment of the pipeline to Lake Charles and continued funding of the St. James segment within our Bayou Bridge Pipeline joint venture.

•	Contributions to our Sand Hills joint venture.

•	Various upgrades and replacements on our assets.

We anticipate the forecasted maintenance capital expenditures will be funded primarily with cash from operations. We expect to rely primarily upon financing sources, including borrowings under the Amended Credit Agreement, borrowings from related parties and the issuance of debt and equity securities, to fund any significant future expansion capital expenditures.

Not included in the 2016 budget were the capital expenditures associated with the Acquired Assets, which were $28 million.

Cash Distributions
On January 21, 2016, the Board of Directors of our General Partner declared a quarterly cash distribution of $0.458 per limited partner unit which, combined with distributions to our General Partner, will result in total distributions of $51.4 million attributable to the fourth quarter of 2015. This distribution was paid February 12, 2016, to unitholders of record as of February 3, 2016.

Cash distributions will be made to our General Partner in respect of its 2 percent general partner interest and its ownership of all incentive distribution rights (IDRs), which entitle our General Partner to receive increasing percentages, up to 50 percent, of quarterly cash distributions in excess of $0.244375 per unit. Accordingly, based on the per-unit distribution declared on January 21, 2016, our General Partner received approximately 27 percent of the total cash distributions attributable to the fourth quarter of 2015.

The following table summarizes our announced quarterly cash distributions for 2015 and 2014:

Quarter Ended	Quarterly Cash Distribution Per Limited Partner Unit* (Dollars)	Total Quarterly Cash Distribution (Millions of Dollars)	Date of Distribution
December 31, 2015	$0.4580	$51.4	February 12, 2016
September 30, 2015	0.4280	46.2	November 12, 2015
June 30, 2015	0.4000	41.5	August 12, 2015
March 31, 2015	0.3700	36.7	May 12, 2015
December 31, 2014	0.3400	29.1	February 13, 2015
September 30, 2014	0.3168	25.3	November 13, 2014
June 30, 2014	0.3017	23.9	August 13, 2014
March 31, 2014	0.2743	21.1	May 13, 2014
*Cash distributions declared attributable to the indicated periods.

Subordination Unit Conversion
Following the May 12, 2015, payment of the cash distribution attributable to the first quarter of 2015, the requirements under the partnership agreement for the conversion of all subordinated units into common units were satisfied. As a result, in the second quarter of 2015 the 35,217,112 subordinated units held by Phillips 66 converted into common units on a one-for-one basis, and thereafter participate on terms equal with all other common units in distributions of available cash. The conversion of the subordinated units does not impact the amount of cash distributions paid by us or the total number of outstanding units.

Contractual Obligations
The following table summarizes our aggregate contractual obligations as of December 31, 2015:

	Millions of Dollars
	Payments Due by Period
	Total	Up to 1 Year	Years 2-3	Years 4-5	After 5 Years

Debt obligations (a)*	$2,054.7	—	—	1,264.0	790.7
Interest on debt*	747.5	66.6	133.2	122.6	425.1
Operating lease obligations	73.6	1.9	3.8	3.8	64.1
Purchase obligations (b)	82.1	72.7	2.6	2.6	4.2
Other short-term and long-term liabilities:
Asset retirement obligations*	3.9	—	—	—	3.9
Accrued environmental costs	1.6	0.8	—	—	0.8
Total*	$2,963.4	142.0	139.6	1,393.0	1,288.8
*Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.

(a)	See Note 12—Debt, in the Notes to Consolidated Financial Statements, for additional information.

(b)
Represents any agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms. Includes accounts payable reflected on our consolidated balance sheet.

In addition to the obligations included in the table, we are party to an amended omnibus agreement with Phillips 66. As of December 31, 2015, the amended omnibus agreement contractually required us to pay a fixed annual fee of $29.7 million to Phillips 66 for certain administrative and operational support services being provided to us. The amended omnibus agreement generally remains in full force and effect so long as Phillips 66 controls our General Partner. Due to the indefinite nature of the agreement’s term, the fixed fee is not included in the contractual obligations table above.

Contingencies
From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business may be filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other potentially responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Regulatory Matters
Our interstate common carrier crude oil and refined petroleum products pipeline operations are subject to rate regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act and Energy Policy Act of 1992, and certain of our pipeline systems providing intrastate service are subject to rate regulation by applicable state authorities under their respective laws and regulations. Our operations are also subject to safety regulations adopted by the Department of Transportation, as well as to state regulations. See Items 1 and 2. Business and Properties—Rates and Other Regulations, in our 2015 Form 10-K, for more information on federal and state regulations affecting our business.

Legal and Tax Matters
Under our amended omnibus agreement, Phillips 66 provides certain services for our benefit, including legal and tax support services, and we pay an operational and administrative support fee for these services. Phillips 66’s legal and tax organizations apply their knowledge, experience and professional judgment to the specific characteristics of our cases and uncertain tax positions. Phillips 66’s legal organization employs a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, Phillips 66’s legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required. As of December 31, 2015, and December 31, 2014, we did not have any material accrued contingent liabilities associated with litigation matters. In the case of income-tax-related contingencies, Phillips 66’s tax organization monitors tax legislation and court decisions, the status of tax audits and the statute of limitations within which a taxing authority can assert a liability. See Note 18—Income Taxes, in the Notes to Consolidated Financial Statements, for additional information about income-tax-related contingencies.

Environmental
We are subject to extensive federal, state and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment at or on our facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of governmental orders that may subject us to additional operational constraints. Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements in respect of our various sites, including our pipelines and storage assets. The impact of legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity.

As with all costs, if these expenditures are not ultimately reflected in the tariffs and other fees we receive for our services, our operating results will be adversely affected. We believe that substantially all similarly situated parties and holders of comparable assets must comply with similar environmental laws and regulations. However, the specific impact on each may vary depending on a number of factors, including, but not limited to, the age and location of its operating facilities.

We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. New or expanded environmental requirements, which could increase our environmental costs, may arise in the future. We believe we are in substantial compliance with all legal requirements regarding the environment; however, it is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed, because not all of the costs are fixed or presently determinable (even under existing legislation) and the costs may be affected by future legislation or regulations.

In April 2015, our pipeline that transports products from the Hartford Terminal to a dock on the Mississippi River experienced a diesel fuel release of approximately 800 barrels. The release was halted on the same day, and cleanup and remediation efforts followed. Costs recognized during 2015 associated with cleanup and remediation of the release were $5.0 million. We continue to work with the appropriate authorities and costs are subject to change if additional information on the environmental impact of the release becomes known. We carry property and third-party liability insurance, each in excess of $5.0 million self-insured retentions.

At December 31, 2015, we had $1.6 million of environmental accruals. In the future, we may be involved in additional environmental assessments, cleanups and proceedings. See Items 1 and 2. Business and Properties—Environmental Regulations, for additional information regarding environmental regulations.

Indemnifications and Excluded Liabilities
See Note 14—Contingencies, in the Notes to Consolidated Financial Statements, for information on indemnifications provided to us by Phillips 66 on certain assets we acquired from Phillips 66, as well as assumed responsibility for liabilities on certain assets acquired from Phillips 66, in each case related to the ownership of those assets by Phillips 66 prior to their contribution to us.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. See Note 2—Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements, for descriptions of our major accounting policies. Certain of these accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts would have been reported under different conditions, or if different assumptions had been used. The following discussions of critical accounting estimates, along with the discussion of contingencies in this report, address all important accounting areas where the nature of accounting estimates or assumptions could be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

Depreciation
We calculate depreciation expense using the straight-line method over the estimated useful lives of our properties, plants and equipment (PP&E), currently ranging from 3 years to 45 years. Changes in the estimated useful lives of our PP&E could have a material effect on our results of operations.

Impairments
Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, including applicable liabilities, the carrying value of the long-lived assets included in the asset group is written down to estimated fair value. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally at a pipeline system, terminal or fractionation system level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined using one of the following methods: present values of expected future cash flows using discount rates and other assumptions believed to be consistent with those used by principal market participants; a market multiple of earnings for similar assets; or historical market transactions of similar assets, adjusted for principal market participant assumptions when necessary. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future tariffs, volumes, operating costs, and capital project decisions, considering all available information at the date of review.

Investments in nonconsolidated entities accounted for under the equity method are reviewed for impairment when there is evidence of a loss in value. Such evidence of a loss in value might include our inability to recover the carrying amount, the lack of sustained earnings capacity which would justify the current investment amount, or a current fair value less than the investment’s carrying amount. When it is determined such a loss in value is other than temporary, an impairment charge is recognized for the difference between the investment’s carrying value and its estimated fair value. When determining whether a decline in value is other than temporary, management considers factors such as the length of time and extent of the decline, the investee’s financial condition and near-term prospects, and our ability and intention to retain our investment for a period that will be sufficient to allow for any anticipated recovery in the market value of the investment. When quoted market prices are not available, the fair value is usually based on the present value of expected future cash flows using discount rates and other assumptions believed to be consistent with those used by principal market participants and a market analysis of comparable assets, if appropriate. Differing assumptions could affect the timing and the amount of an impairment of an investment in any period.

Asset Retirement Obligations
Under various contracts, permits and regulations, we have legal obligations to remove tangible equipment and restore the land at the end of operations at certain operational sites. Our largest asset removal obligations involve the abandonment or removal of pipeline. Estimating the timing and amount of payments for future asset removal costs is difficult. Most of these removal obligations are many years, or decades, in the future and the contracts and regulations often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.

Environmental Costs
In addition to asset retirement obligations discussed above, under the above or similar contracts, permits and regulations, we have certain obligations to complete environmental-related projects. These obligations are primarily related to historical releases of refined petroleum products. Future environmental remediation costs are difficult to estimate because they are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties.

NEW ACCOUNTING STANDARDS

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new standard amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. Public business entities should apply the guidance in ASU 2016-13 for annual periods beginning after December 15, 2019, including interim periods within those annual periods. Early adoption will be permitted for annual periods beginning after December 15, 2018. We are currently evaluating the provisions of ASU 2016-13 and assessing the impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.” The new standard eliminates the requirement that an investor retroactively apply equity method accounting when an investment that it had accounted for by another method initially qualifies for the equity method. Public business entities should apply the guidance in ASU 2016-07 for annual periods beginning after December 15, 2016, including interim periods within those annual periods, with early adoption permitted.  We are currently evaluating the provisions of ASU 2016-07, but do not expect it to have an impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).”  In the new standard, the FASB modified its determination of whether a contract is a lease rather than whether a lease is a capital or operating lease under the previous GAAP. A contract represents a lease if a transfer of control occurs over an identified property, plant and equipment for a period of time in exchange for consideration. Control over the use of the identified asset includes the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct its use.  The FASB continued to maintain two classifications of leases—financing and operating—which are substantially similar to capital and operating leases in the previous lease guidance.  Under the new standard, recognition of assets and liabilities arising from operating leases will require recognition on the balance sheet.  The effect of all leases in the statement of comprehensive income and the statement of cash flows will be largely unchanged.  Lessor accounting will also be largely unchanged.  Additional disclosures will be required for financing and operating leases for both lessors and lessees.  Public business entities should apply the guidance in ASU 2016-02 for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted.  We are currently evaluating the provisions of ASU 2016-02 and assessing its impact on our financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10),” to meet its objective of providing more decision-useful information about financial instruments. The majority of this ASU’s provisions amend only the presentation or disclosures of financial instruments; however, one provision will also affect net income. Equity investments carried under the cost method or lower of cost or fair value method of accounting, in accordance with current GAAP, will have to be carried at fair value upon adoption of ASU 2016-01, with changes in fair value recorded in net income. For equity investments that do not have readily determinable fair values, a company may elect to carry such investments at cost less impairments, if any, adjusted up or down for price changes in similar financial instruments issued by the investee, when and if observed. Public business entities should apply the guidance in ASU 2016-01 for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption prohibited. We are currently evaluating the provisions of ASU 2016-01 and assessing the impact, if any, it may have on our financial position and results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes—Balance Sheet Classification of Deferred Taxes.” The new update will simplify the presentation of deferred income taxes and will require deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The classification shall be made at the tax-paying component level of an entity, after reflecting any offset of deferred tax liabilities, deferred tax assets and any related valuation allowances. Public business entities should apply the guidance in ASU 2015-17 for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early application for public entities is permitted. The amendments can be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We adopted ASU 2015-17 effective in the first quarter of 2016.  The adoption did not impact our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-10, “Development Stage Entities (Topic 915).” The new standard removes the definition of a development stage entity from the Master Glossary of Accounting Standard Codification and the related financial reporting requirements specific to development stage entities. This ASU is intended to reduce cost and complexity of financial reporting for entities that have not commenced planned principal operations. For financial reporting requirements other than the variable interest entity (VIE) guidance in ASC Topic 810, “Consolidation,” ASU 2014-10 was effective for annual and quarterly reporting periods of public entities beginning after December 15, 2014. For the financial reporting requirements related to VIEs in ASC Topic 810, “Consolidation,” ASU 2014-10 is effective for annual and quarterly reporting periods of public entities beginning after December 15, 2015. In January 2016, we adopted this standard and updated our disclosures about the risks and uncertainties related to our joint venture entities that have not commenced their principal operations.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new standard converged guidance on recognizing revenues in contracts with customers under GAAP and International Financial Reporting Standards. This ASU is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendment in this ASU defers the effective date of ASU 2014-09 for all entities for one year. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. Retrospective or modified retrospective application of the accounting standard is required. We are currently evaluating the provisions of ASU 2014-09 and assessing the impact, if any, it may have on our financial position and results of operations. As part of our assessment work to-date, we have formed an implementation work team, completed training of the new ASU’s revenue recognition model and begun contract review and documentation.

OUTLOOK

Explorer Pipeline Company Acquisition
On July 25, 2016, we announced that we have agreed to acquire an additional 2.5 percent equity interest in Explorer Pipeline Company. This acquisition will increase our ownership interest from 19.46 percent to approximately 22 percent. The acquisition is expected to close in August 2016, subject to normal regulatory review.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse fluctuations in interest rates, the exchange rates of foreign currency markets, and commodity prices. Since we operate only in the United States, we are not exposed to foreign currency exchange-rate risk.

Commodity Price Risk
As we neither take ownership of the crude oil, refined petroleum products or NGLs we transport or store for our customers nor engage in commodity trading, we have limited direct exposure to risks associated with fluctuating commodity prices. Certain of our pipeline tariffs include a contractual loss allowance, calculated as a percentage of throughput volume multiplied by the quoted market price of the commodities being shipped. This loss allowance, which represented 5 percent, 10 percent and 13 percent of our total operating revenues in 2015, 2014 and 2013, respectively, is more volatile than tariffs and terminaling fees, as it depends on and fluctuates with commodity prices; however, we do not intend to mitigate this risk to our revenues by hedging this commodity price exposure.

Interest Rate Risk
During the first quarter of 2015, we repaid our $411.6 million of notes payable to Phillips 66, as well as the then outstanding balance on our revolving credit facility. In February 2015, we issued $1.1 billion in aggregate principal amount of senior notes with varying maturity dates. Because the senior notes have fixed rates, their fair value is sensitive to changes in U.S. interest rates.  The following table presents the principal cash flow and associated interest rates of these notes by their expected maturity dates, as of December 31, 2015.  The fair value of the fixed-rate financial instruments is estimated based on quoted market prices of comparable notes.

	Millions of Dollars Except as Indicated
Expected Maturity Date	Fixed-Rate Maturity	Average Interest Rate	Floating Rate Maturity	Average Interest Rate

Year-End 2015
2016	$—		$—
2017	—		—
2018	—		—
2019	—		—
2020*	1,264.0	2.9%	—
Remaining years	800.0	4.0%	—
Total*	$2,064.0		—

Fair value*	$1,900.2		$—
*Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.

	Millions of Dollars Except as Indicated
Expected Maturity Date	Fixed-Rate Maturity	Average Interest Rate	Floating Rate Maturity	Average Interest Rate

Year-End 2014
2015	$—		$—
2016	—		—
2017	—		—
2018	—		—
2019	411.6	3.1%	18.0	1.3%
Remaining years*	352.0	4.5%	—
Total*	$763.6		18.0

Fair value*	$797.0		$18.0
*Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	The continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements.

•	The volume of crude oil, NGL and refined petroleum products we transport, fractionate, terminal and store.

•	The tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators.

•	Changes in revenue we realize under the loss allowance provisions of our regulated tariffs resulting from changes in underlying commodity prices.

•	Fluctuations in the prices for crude oil, NGL and refined petroleum products.

•	Changes in global economic conditions and the effects of a global economic downturn on the business of Phillips 66 and the business of its suppliers, customers, business partners and credit lenders.

•	Liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, NGL and refined petroleum products.

•
Curtailment of operations due to severe weather disruption; riots, strikes, lockouts or other industrial disturbances; or failure of information technology systems due to various causes, including unauthorized access or attack.

•	Inability to timely obtain or maintain permits, including those necessary for capital projects; comply with government regulations; or make capital expenditures required to maintain compliance.

•	Failure to timely complete construction of announced and future capital projects.

•	The operation, financing and distribution decisions of our joint ventures.

•	Costs or liabilities associated with federal, state and local laws and regulations relating to environmental protection and safety, including spills, releases and pipeline integrity.

•	Costs associated with compliance with evolving environmental laws and regulations on climate change.

•	Costs associated with compliance with safety regulations, including pipeline integrity management program testing and related repairs.

•	Changes in the cost or availability of third-party vessels, pipelines, rail cars and other means of delivering and transporting crude oil, NGL and refined petroleum products.

•	Direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war.

•	The factors generally described in "Item 1A. Risk Factors" in our 2015 Annual Report on Form 10-K filed with the Security Exchange Commission on February 12, 2016.